UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2010

RECOVERY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(888) 887-4449
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

We entered into amendments to each of our three loans from Hexagon Investments, LLC on December 29, 2010 whereby the maturity date of loans was extended from December 1, 2011 to September 1, 2012.  No other terms of the loans changed, and we did not pay any consideration for the extension.  Our outstanding balance on the loans as of December 31, 2010 was approximately $20,440,000.

Item 3.02        Unregistered Sale of Equity Securities.

Issuance of the warrants described in Item 8.01 was not registered under the Securities Act of 1933.  The issuance of these securities was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 506 promulgated thereunder.  These securities qualified for exemption since the issuance securities by us did not involve a public offering and the purchasers are all accredited investors as defined in Regulation D. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. In addition, these shareholders have the necessary investment intent as required by Section 4(2) since each agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation D for this transaction.

Item 8.01        Other Events.

As previously reported in our report on form 8-K filed on June 4, 2010, in connection with modifications to our loans with Hexagon Investments, LLC in June, 2010 we agreed to issue Hexagon Investments a five-year warrant to purchase 1,000,000 of out common shares at $1.50 per share if our loans from Hexagon Investments were not paid in full by January 1, 2011. On January 1, 2010 our loans to Hexagon Investments remained outstanding, and we issued the warrant as required.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
4.1	Warrant issued to Hexagon Investments, LLC
10.1	Amendments to Promissory Notes with Hexagon Investments, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOVERY ENERGY, INC.

Date: January 4, 2011	By:	/s/ Roger A. Parker
Roger A. Parker
Chief Executive Officer